Exhibit 4.35

EXECUTION COPY

Date: 4 August 2003

AMARIN CORPORATION PLC.

AND

ELAN PHARMA INTERNATIONAL LIMITED

DEED OF VARIATION NO. 4

RELATING TO

LOAN AGREEMENT DATED 28 SEPTEMBER 2001 AS AMENDED

INDEX

1.	DEFINITIONS AND INTERPRETATION

2.	INTRODUCTION

3.	VARIATIONS

4.	CONFIRMATION OF THE AGREEMENT

5.	EXECUTION AND DELIVERY

6.	MISCELLANEOUS

THIS DEED OF VARIATION NO. 4 is made the 4th August 2003

BETWEEN:

(1)                                 AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, W1J 5HG England (“Amarin”); and

(2)                                 ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland, whose registered office is at WIL House, Shannon Business Park, Shannon, Co Clare, Ireland (“Elan Pharma”).

WHEREAS:

(A)                              Amarin and Elan Pharma entered into a Loan Agreement dated 28 September 2001.

(B)                                The said Loan Agreement was amended by a Deed of Variation dated 19 July 2002, a Deed of Variation No. 2 dated 23 December 2002 and a Deed of Variation No. 3 dated 27 January 2003.

(C)                                Elan Corporation, plc., Elan Pharma, Elan International Services Limited, Elan Pharmaceuticals, Inc., Monksland Holdings BV and Amarin have entered into an Amended and Restated Master Agreement of even date herewith (the “Master Agreement”).

(D)                               Pursuant to the Master Agreement, Amarin and Elan Pharma have agreed to amend the Agreement by and upon the terms of this Deed.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.                                           DEFINITIONS AND INTERPRETATION

1.1.                                   In this Deed, the “Agreement” shall mean the Loan Agreement between Amarin and Elan Pharma dated 28 September 2001, as amended by the Deed of Variation dated 19 July 2002 and further amended by the Deed of Variation No. 2 dated 23 December 2002 and the Deed of Variation No. 3 dated 27 January 2003.

1.2.                                   Unless the context otherwise requires, all other words and expressions defined in the Agreement shall have the same meaning in this Deed.

1.3.                                   Reference to clauses herein are to clauses in the Agreement.

2.                                           INTRODUCTION

This Deed is supplemental to the Agreement.

3.                                           VARIATIONS

The parties to this Deed agree that with effect from the date hereof the Agreement shall be varied as follows:

3.1.                                   Clause 1 (Definitions and Interpretation) shall be varied by the addition of the following definitions:

“ “Demandable Date” shall have the same meaning as in the Master Agreement.”

“ “Elan Agreement(s)” shall have the same meaning as in the Master Agreement.”

“ “Master Agreement” shall mean that certain Amended and Restated Master Agreement dated 4 August 2003 between Elan Corporation, plc., Elan Pharma, Elan International Services, Ltd., Elan Pharmaceuticals, Inc., Monksland Holdings B.V. and Amarin.”

3.2.                                   Clause 2.3 (Interest) shall be varied by the deletion of the final sentence and the substitution therefor of the following:

“Subject to Clause 5 of the Master Agreement, such interest shall be payable in arrears on the last day of each Interest Period without any set-off, counterclaim, withholding or deduction for any reason whatsoever except as required by law.”

3.3.                                   Clause 2.4 (Repayment) shall be varied so it reads:

“Repayment

Subject to Clauses 7 and 8 of the Master Agreement, the Loan shall be repaid by Amarin to Elan Pharma (or as it may direct) in the following amounts on the following dates:

2.4.1                   US$2,500,000 on 22 July 2002 (together with all interest thereon as calculated pursuant to clause 2.3);

2.4.2                   US$17,500,000 (together with all interest thereon as calculated pursuant to clause 2.3) on 30 September 2002;

2.4.3                   US$10,000,000 (together with all interest thereon as calculated pursuant to clause 2.3) on the sooner of (a) 30 September 2004 and (b) written demand made by Elan Pharma at any time on or after the Demandable Date;

2.4.4                   US$15,000,000 (together with all interest thereon as calculated pursuant to clause 2.3) on the sooner of (a) 30 September 2005 and (b) written demand made by Elan Pharma at any time on or after the Demandable Date.

in each case without any set-off, counterclaim, withholding or deduction for any reason whatsoever except as required by law.”

3.4.                                   Clause 4 shall be varied by:

3.4.1                             the replacement of the reference to Clause 4.5A with a reference to Clause 4.5B; and

3.4.2                             the addition of the following Clause 4.5B between clauses 4.5A and 4.6:

“4.5B         Default on Other Agreement

Amarin materially breaches any Elan Agreement, which breach is not remedied within 30 (thirty) days of Elan Pharma giving written notice to Amarin of such breach.”

4.                                           CONFIRMATION OF THE AGREEMENT

Save as varied by this Deed, the parties hereto confirm that the Agreement shall continue in full force and effect in all respects.

5.                                           EXECUTION AND DELIVERY

5.1.                                   Each of the parties to this document intends it to be a Deed and agrees that upon it being dated it shall be treated as having been delivered as a Deed.

5.2.                                   The signing of this Deed by or on behalf of the parties hereto shall constitute an authority to their respective solicitors (or any of them) or any agent or an employee of them to date it as a Deed on behalf of the parties.

6.                                           MISCELLANEOUS

6.1.                                   This Deed may be executed in several counterparts and upon due execution of all such counterparts by one or more parties, each counterpart shall be deemed to be an original hereof.

6.2.                                   The provisions of Clauses 5 (Further Assurance), 6 (General), 7 (Assignment), 8 (Notices) and 9 (Governing Law, Jurisdiction) of the Agreement shall be incorporated into this Deed mutatis mutandis.

IN WITNESS whereof the parties have executed and delivered this Deed the date first above written.

[Signature Page: Loan Amendment No. 4]

EXECUTED as a DEED by )
AMARIN CORPORATION PLC )
acting by:-)

Director

Director/Secretary

SIGNED AND DELIVERED AS A DEED
by ELAN PHARMA INTERNATIONAL
LIMITED a company incorporated in Ireland acting by
(being [a person] [persons] who, in accordance with the laws of that country, [is/are] acting under the authority of the company) in the presence of:

Witness:
Signature

Name

Address

Occupation